Zion Oil & Gas Newsletter

September 17, 2010
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Dear Shareholder and/or Friend of Zion

Zion's newest Board member
Chairman of the Railroad Commission of Texas, Victor Carrillo

On September 9, 2010 I sent you news that Victor Carrillo, currently serving as Chairman of the Railroad Commission of Texas, had joined Zion as a member of our Board of Directors. (To read the press release, please click here.)

Victor Carrillo is a petroleum geologist and geophysicist, attorney and former County Judge, and has over 20 years of experience in the oil and gas industry, specifically in exploration and production and he has now joined our Technical Committee.

Zion's Technical Committee
Left to Right: Mr. Victor Carrillo, Dr. Eliezer Kashai,
Dr. Yehezkel Druckman and Mr. Forrest Garb.
Not shown: Zion's President and Chief Operating Officer, Bill Ottaviani.

Zion's Technical Committee has approximately 185 years of combined oil & gas industry experience and we listen very carefully when they give us the benefit of their opinions. They are a tremendous resource for Zion to draw on.

As you can read below, drilling operations at the Ma'anit-Joseph #3 well are continuing and we are making good progress.

From sunset on Friday evening (September 17, 2010) until nightfall on Saturday evening, Jewish people around the world will be observing the holy day of Yom Kippur. This is a very important day, especially in Israel, and some of our local support providers will be unavailable. So, beginning on Friday evening at 17:00 and ending at 18:30 on Saturday evening, active rig operations, other than those necessary for safety purposes, will close down. Almost all business in Israel shuts down during Yom Kippur, but emergency services are active.

The name "Yom Kippur" means "day of seeking forgiveness"  and we hope that we, at Zion, have not caused harm or upset to anyone, as we go about our daily work. It isn't always easy, but as one of our Board members, Julian Taylor, tells me regularly: "If it was easy, anyone could do it...".

The Ma'anit-Joseph #3 well site

Finally, here is an update regarding our current drilling operations.

On August 26, 2010, we announced that drilling operations had begun on the Ma'anit-Joseph #3 well, in our Joseph License area, onshore Northern Israel, and that the drilling operations were expected to last approximately six months.

During the past two weeks we have been making steady drilling progress and as of Friday September 17, 2010 we were drilling a 17 ½” hole at a depth of approximately 3,900 feet. To put that in perspective, the Grand Canyon Skywalk observation platform is suspended 4,000 feet above the Colorado River.

During drilling operations, we periodically run a ‘directional survey’ to ensure that our drill path does not deviate from a true (or near-true) vertical position, consistent with the original well design.  A well may tend to “walk” or deviate from a true vertical position due to lithology changes, drill bit fatigue, or changes in the rate of penetration.  If a deviation in the well path occurs, we can take corrective measures to get the well back on track.

We plan to drill the current 17 ½” section of the hole to approximately 3,900 feet after which we will run our first suite of well logs and then set a 13 3/8” casing string.  The first well logs we run will be in the open hole section of the well, before the casing is set.  This set of logs is used primarily for correlation purposes and allows our geologists to validate or make minor adjustments to their geologic model depicting which rock formations have already been penetrated.

Once the casing is set and cemented in place, a cement-bond cased hole log will be run to confirm that a sufficient cement bond is formed between the casing and rock formations.  This cement bond is critical to ensure isolation of the surface and shallow aquifers from the pressures to be encountered as we drill into deeper rock layers, as we progress towards our primary objective in the Permian.

So, as you read this update, we are 'on schedule' and looking forward to running the well logs quite soon.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Mike Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone: 1-214-221-4610 email: dallas@zionoil.com
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